Exhibit 10.2

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of January 20, 2022, is made by and among Cohn Robbins Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cohn Robbins Holdings Corp., a Cayman Islands exempted company (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Insiders”) and SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”). The Sponsor, Acquiror, Swiss NewCo, the Insiders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, the Sponsor holds 20,540,000 shares of Acquiror Class B Common Stock and Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Independent Directors” and, together with the Sponsor, the “Founder Share Holders”) collectively hold 160,000 shares of Acquiror Class B Common Stock;

WHEREAS, the Sponsor holds a total of 12,373,333 warrants (each a “Acquiror Private Placement Warrant”) to purchase Acquiror Class A Common Stock at a strike price of eleven dollars fifty cents ($11.50); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Swiss NewCo, Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and the Company, have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (i) Acquiror will merge with and into DE Merger Sub, with DE Merger Sub being the surviving company and, after giving effect to such merger, becoming an indirect wholly owned subsidiary of Swiss NewCo and, as a result of such merger, the shareholders of Acquiror will be entitled to receive Class B ordinary shares, with a nominal value CHF 0.04 per share of Swiss NewCo (the “Swiss NewCo Class B Shares”); and (ii) following the consummation of the merger described in clause (i) and the receipt by Acquiror shareholders of Swiss NewCo Class B Shares, KKCG AG will exchange its shares in the capital of the Company for a combination of cash and Class A ordinary shares, nominal value CHF 0.01 per share of Swiss NewCo (the “Swiss NewCo Class A Shares”), on the terms and subject to the conditions therein (the “Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement and those capitalized terms used and not otherwise defined herein, which shall have the meanings ascribed to such terms in the Business Combination Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of Swiss NewCo.

“Change of Control” means any transaction or series of transactions occurring after the Closing (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons, in each case, other than Permitted Holders, acquires direct or indirect ultimate beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Swiss NewCo, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (2) the voting securities of Swiss NewCo or any of its Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (C) the result of which is a sale of all or substantially all of the assets of Swiss NewCo (as appearing in its most recent publicly filed balance sheet).

“Closing” means the closing of the Transactions pursuant to the Business Combination Agreement.

“Closing Date” means the date on which the Closing occurs.

“Founder Share Holders” has the meaning specified in the Recitals hereto.

“Independent Directors” has the meaning specified in the Recitals hereto.

“Insiders” has the meaning set forth in the Preamble hereto.

“Insiders Letter” means that certain letter agreement, dated as of September 8, 2020, by and among Acquiror, the Sponsor, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall.

“Permitted Holders” means any of (i) KKCG AG and any funds, partnerships, co-investment vehicles and other entities owned, managed, controlled or advised by KKCG and its Affiliates; and (ii) Karel Komarek and his immediate family members, as well as any funds, partnerships, co-investment vehicles and other entities owned, managed, controlled or advised by Karel Komarek.

“Permitted Transferees” means, prior to the expiration of the Sponsor Lockup Period, any Person to whom the Sponsor or any other Permitted Transferee transfers its Sponsor Shares pursuant to Section 5(b).

“SEC” means the United States Securities and Exchange Commission.

“Sponsor Lockup Period” means, with respect to the Sponsor Shares (and not, for the avoidance of doubt, with respect to any other shares of Swiss NewCo including any shares purchased pursuant to the Subscription Agreements), the period beginning on the Closing Date and ending on the earlier of (A) the date that is one (1) year from the Closing Date and (B) subsequent to the Closing Date, the date on which the VWAP of the Swiss NewCo Class B Shares equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like of Swiss NewCo after the Closing Date) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing at least one hundred and fifty (150) days after the Closing Date.

“Subscription Agreements” means each of the Subscription Agreements, dated as of January 20, 2022 by and among Swiss NewCo, Acquiror and Sponsor.

“Trading Day” means any day on which Swiss NewCo Class B Shares are actually traded on the principal securities exchange or securities market on which Swiss NewCo Class B Shares are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board.

2. Founder Share Conversion and Sponsor Warrant Forfeiture.

(a) Each of the Founder Share Holders, including the Sponsor, as applicable, hereby agrees that, immediately prior to the consummation of the Merger (but subject to the prior satisfaction of all of the conditions to consummation of the Merger set forth in Article X of the Business Combination Agreement) (i) each such Founder Share Holder shall contribute, transfer, assign, convey, and deliver to Acquiror, and Acquiror shall acquire and accept from each such Founder Share Holder, all of each such Founder Share Holder’s right, title, and interest in, to and under such Founder Share Holder’s shares of Acquiror Class B Common Stock and, in exchange therefore, Acquiror shall issue to each such Founder Share Holder shares of Acquiror Class A Common Stock, free and clear of all Liens as provided below (the “Founder Share Conversion”) and (ii) the Sponsor shall automatically irrevocably surrender and forfeit to Acquiror for no consideration, as a contribution to capital, a number of Acquiror Private Placement Warrants, in each of the cases of clauses (i) and (ii), to be determined as provided below in Section 2(e) (the “Forfeited Warrants”, and such forfeiture, the “Sponsor Warrant Forfeiture”).

(b) In connection with the Founder Share Conversion:

(i) all 20,540,000 outstanding shares of Acquiror Class B Common Stock held by the Sponsor shall be exchanged and converted into the number of shares of Acquiror Class A Common Stock equal to (i) 17,253,600 divided by (ii) the Class B Exchange Ratio (such shares after the Closing and exchange in connection therewith for Swiss NewCo Class B Shares, the “Sponsor Shares,” which Sponsor Shares, for the avoidance of doubt, shall not include any shares purchased pursuant to the Subscription Agreement); and

(ii)  all 160,000 outstanding shares of Acquiror Class B Common Stock held by the Independent Directors shall be exchanged and converted into the number of shares of Acquiror Class A Common Stock equal to (i) 160,000 divided by (ii) the Class B Exchange Ratio.

(c) For the avoidance of doubt, immediately following the consummation of the Founder Share Conversation and the Merger, Sponsor will hold 17,253,600 shares of Swiss NewCo Class B Shares, and the Independent Directors will hold 160,000 shares of Swiss NewCo Class B Shares.

(d) No stock or similar certificates will be issued in connection with the Founder Share Conversion, and Acquiror will record the exchange of the Acquiror Class B Common Stock for the Acquiror Class A Common Stock that the Founder Share Holders are acquiring pursuant to the terms and conditions of this Section 2 on its books and records. Following the Founder Share Conversion, all shares of Acquiror Class B Common Stock shall be cancelled and no shares of Acquiror Class B Common Stock shall be outstanding.

(e) The Founder Share Conversion shall be applicable only in connection with the Transactions and this Agreement, and the Founder Share Conversion shall be void and of no force and effect in the event this Agreement is terminated prior to the Closing.

(f) In connection with the Sponsor Warrant Forfeiture:

(i) The Forfeited Warrants shall equal (x) 12,373,333 minus (y) 12,373,333 divided by Class B Exchange Ratio;

(ii) Pursuant to the Business Combination Agreement and the Warrant Assumption Agreement, at the Merger Effective Time and for the avoidance of doubt, Swiss NewCo will issue warrants to acquire Swiss NewCo Ordinary Shares (the “Swiss NewCo Warrants”) in exchange for Acquiror Warrants to be transferred immediately to holders of Acquiror Warrants, with the exception of the Forfeited Warrants (the “Warrant Exchange”; and

(iii) For the avoidance of doubt, following the Sponsor Warrant Forfeiture and the Warrant Exchange, the Swiss NewCo Warrants held by Sponsor immediately after the Closing shall be exercisable, subject to the terms of the Swiss NewCo Warrants, for 12,373,333 Swiss NewCo Class B Shares; it being understood and agreed that if the Swiss NewCo Warrants are exercised, the nominal value of such Swiss NewCo Class B Shares (i.e., CHF 0.04 per Swiss NewCo Class B Share) will have to be paid in cash, which payment will form a part (and be counted against) the exercise price of the Swiss NewCo Warrants.

(g) The Forfeited Warrants shall be automatically and immediately cancelled by Acquiror (and Acquiror shall direct Acquiror’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto).

(h) Acquiror and the Sponsor shall take such actions as are necessary to cause the Forfeited Warrants to be retired and canceled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible or exercisable.

3. Vesting. Following the Closing, 5,443,100 shares of the Swiss NewCo Class B Shares received by the Sponsor prior to the Closing will be subjected to the vesting provisions set forth in this Section 3, and unless vested in accordance with this Section 3, shall be deemed to be unvested Sponsor Shares for purposes of this Section 3. Each holder of Sponsor Shares shall retain all of its rights as a shareholder of Swiss NewCo with respect to any unvested Sponsor Shares, including the right to dividends on and the right to vote any unvested Sponsor Shares; provided that dividends with respect to Sponsor Shares subject to vesting pursuant to this Section 3 shall be set aside by Swiss NewCo and shall be paid to such holders upon the vesting of such Sponsor Shares (if at all) (and, if any dividends with respect to Sponsor Shares subject to vesting pursuant to this Section 3 are set aside and such Sponsor Shares are subsequently forfeited pursuant to Section 3(e), such set aside dividends shall become property of Swiss NewCo. The Sponsor agrees that it shall not Transfer any unvested Sponsor Shares prior to the date such Sponsor Shares become vested pursuant to the applicable provision of this Section 3; provided that unvested Sponsor Shares may be Transferred to any direct or indirect partners, members or equity holders of the Sponsor, any Affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates.

(a) If, at any time during the seven (7) years following the Closing Date (the “Measurement Period”), the VWAP of Swiss NewCo Class B Shares is greater than $12.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then fifty percent (50%) of the unvested Sponsor Shares owned by the Sponsor as of the Founder Share Conversion (that is, 2,721,550 Sponsor Shares) shall vest on the First Earnout Achievement Date.

(b) If, at any time during the Measurement Period, the VWAP of Swiss NewCo Class B Shares is greater than $14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then the remaining fifty percent (50%) of the unvested Sponsor Shares owned by the Sponsor as of the Founder Share Conversion (that is, 2,721,550 Sponsor Shares) shall vest on the Second Earnout Achievement Date.

(c) In the event there is a Change of Control at any time during the Measurement Period (or a definitive agreement providing for a Change of Control is entered into during the Measurement Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Measurement Period): (i) to the extent the First Earnout Achievement Date has not already occurred, the First Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Swiss NewCo Class B Share in such Change of Control is greater than or equal to $12.00 and, thereafter, the obligations in Section 3(a) shall terminate and no longer apply (a “First Earnout Change of Control Trigger”); and (ii) to the extent the Second Earnout Achievement Date has not already occurred, the Second Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Swiss NewCo Class B Share in such Change of Control is greater than or equal to $14.00 and, thereafter, the obligations in Section 3(b) shall terminate and no longer apply (a “Second Earnout Change of Control Trigger”); provided that (A) in each of the foregoing clauses (i) and (ii), to the extent the price paid per Swiss NewCo Class B Share includes equity consideration, contingent consideration or property other than cash, the Board shall determine the price paid per Swiss NewCo Class B Share in such Change of Control in good faith (valuing any such consideration payable in publicly traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control) and (B) any determination by the Board with respect to any matters contemplated by, or related to, this Section 3(c), including the price paid per Swiss NewCo Class B Share in any Change of Control, the determination of whether any Swiss NewCo Class B Shares are issuable under this Section 3(c) shall be made in good faith and shall be final and binding on the parties hereto. If, during the Measurement Period, Swiss NewCo or any of its successors or assigns consolidates with, or merges into, any other Person (including in connection with a Change of Control) such that Swiss NewCo or its successor or assign, as applicable, shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person then, and in each case, Swiss NewCo or its successor or assign, as applicable, shall ensure that proper provision shall be made so that the continuing or surviving entity shall succeed to the obligations of Swiss NewCo set forth in this Section 3.

(d) The Swiss NewCo Class B Shares price targets set forth in Section 3(a), Section 3(b) and Section 3(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions, including, for the avoidance of doubt, a Change of Control which does not result in the deemed occurrence of the First Earnout Change of Control Trigger or Second Earnout Change of Control Trigger, as applicable, with respect to the Swiss NewCo Class B Shares occurring on or after the Closing (other than the transactions contemplated by the Business Combination Agreement).

(e) If the First Earnout Achievement Date, First Earnout Change of Control Trigger, Second Earnout Achievement Date or Second Earnout Change of Control Trigger has not occurred prior to the end of the Measurement Period, the Sponsor Shares subject to vesting upon such respective Earnout Achievement Date or Change of Control Trigger shall be forfeited and transferred to Swiss NewCo without consideration, all in accordance with Swiss company law.

(f) Each holder of Sponsor Shares subject to the vesting provisions in this Section 3 also agrees and consents to the entry of stop transfer instructions with the Exchange Agent against the transfer of any vested Sponsor Shares except in compliance with the foregoing restrictions in this Section 3 and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

4. Tax.

(a) Tax Treatment of Founder Share Conversion. The Parties intend that the Founder Share Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(b) PFIC. Swiss Newco shall use commercially reasonable efforts to (i) determine if it is a passive foreign investment company as defined in Section 1297 of the Code (a “PFIC”) for the taxable year including the Acquisition Merger Closing (the “Closing Tax Year”), and (ii) in the event Swiss Newco determines it is a PFIC for the Closing Tax Year, make available to the Acquiror Shareholders a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations (the “Annual Information Statement”) for such taxable year. Following the written request of the Sponsor, Swiss Newco shall use commercially reasonable efforts to (i) determine if it is a PFIC in any taxable year following the Closing Tax Year in which the Sponsor continues to hold an equity interest in Swiss Newco (each, a “Subsequent Tax Year”), and (ii) in the event Swiss Newco determines it is a PFIC for a Subsequent Tax Year, make available to the Sponsor an Annual Information Statement for such Subsequent Tax Year; provided, any cost, fee, expense or liability attributable to or incurred in connection with determining if Swiss Newco is a PFIC for a Subsequent Tax Year or making available an Annual Information Statement for a Subsequent Tax Year (the “PFIC Costs”) shall be borne by the Sponsor and to the extent any such PFIC Costs are borne by Swiss Newco, the Sponsor shall promptly reimburse Swiss Newco in full for the entire amount of such PFIC Costs.

5. Sponsor Lockup.

(a) Subject to the exclusions in Section 5(b), each holder of the Sponsor Shares (including Permitted Transferees (as defined below) agrees not to Transfer any vested Sponsor Shares until the end of the Sponsor Lockup Period (the “Sponsor Lockup”).

(b) Each of the Sponsor and any Permitted Transferee may Transfer any vested Sponsor Shares it holds during the Sponsor Lockup Period (i) to any direct or indirect partners, members or equity holders of the Sponsor, any Affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; or, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of such individual’s immediate family or an Affiliate of such Person; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of an entity, by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) in connection with the exercise of any options or warrants to purchase ordinary shares of Swiss NewCo (solely to satisfy an exercise on on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (vii) in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of Swiss NewCo’s securityholders having the right to exchange their ordinary shares for cash, securities or other property; (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan, debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to provide Sponsor or any Permitted Transferee with funds to settle any taxation arising from such vested Sponsor Shares; (x) to Swiss NewCo (each transferee contemplated by clauses (i) through (x), a “Permitted Transferee” and, together, the “Permitted Transferees”); provided that each Permitted Transferee must execute a joinder to this Agreement, in form and substance reasonably satisfactory to Swiss NewCo and the Company, agreeing to be bound by the restrictions and subject to the obligations in this Agreement.

(c) Each holder of Sponsor Shares shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Sponsor Lockup Period so long as no Transfers of such holder’s Sponsor Shares in contravention of this Section 5 are effected prior to the expiration of the applicable Sponsor Lockup Period.

(d) Each holder of Sponsor Shares also agrees and consents to the entry of stop transfer instructions with the Exchange Agent against the transfer of any vested Sponsor Shares except in compliance with the foregoing restrictions in this Section 5 and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

(e) For so long as this Agreement remains in effect and for so long as the Sponsor (or if the Sponsor has been liquidated or otherwise ceases to exist, either Clifton S. Robbins or Gary D. Cohn) continues to own any Sponsor Shares, Swiss NewCo shall not materially waive, release, terminate, shorten, amend or modify (i) the earnout provisions set forth in Section 5 of the Relationship Agreement between Swiss NewCo and certain persons who will be shareholders of Swiss NewCo after the Closing (the “Relationship Agreement”) or (ii) the restrictions on transfer set forth in Section 7 of the Relationship Agreement, in each case, other than pursuant to the terms thereof, without first obtaining the prior written consent of the Sponsor (or if the Sponsor has been liquidated or otherwise ceases to exist, either Clifton S. Robbins or Gary D. Cohn).

(f) Effective as of the Closing, the Sponsor Lockup provisions in this Section 5 shall supersede the lockup provisions applicable to the Sponsor Shares in Section 7 of the Insiders Letter. Acquiror, the Insiders and the Sponsor agree that effective as of the Closing, the lockup provisions in Section 7 of the Insider Letter shall be of no further or effect with respect to the shares of Acquiror Class B Common Stock.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

7. Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares after Closing, to:

Cohn Robbins Sponsor LLC
1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Email:	charles@cohnrobbins.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(b) If to Acquiror prior to the Closing, or to DE Surviving Corporation after the Closing, to:

Cohn Robbins Holdings Corp.
1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Email:	charles@cohnrobbins.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(c) If to the Company, to:

SAZKA Entertainment AG
Weinmarkt 9
6004 Luzern
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	pascal.genoud@allwynent.com
katarina.kohlmayer@kkcg.com
jonathan.handyside@allwynent.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

(d) If to Swiss NewCo, to:

c/o SAZKA Entertainment AG
Weinmarkt 9
6004 Luzern
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	pascal.genoud@allwynent.com
katarina.kohlmayer@kkcg.com
jonathan.handyside@allwynent.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

8. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of Acquiror, Swiss NewCo or the Company hereunder may be assigned or delegated by Acquiror, Swiss NewCo or the Company in whole or in part.

(b) This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares, including with respect to any of such Person’s vested Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

9. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall it be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall constitute, that any of the Parties are partners or participants in a joint venture.

10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

13. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, each Party shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum in such court, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 15.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND/OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

17. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

COHN ROBBINS SPONSOR LLC

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Manager

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Co-Chairman

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Authorized Signatory

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Member of the Board

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

GARY D. COHN

By:	/s/ Gary D. Cohn
Name:	Gary D. Cohn

CLIFTON S. ROBBINS

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins

[Signature Page to Sponsor Agreement]

CHARLES S. KWON

By:	/s/ Charles S. Kwon
Name:	Charles S. Kwon

C. ROBERT KIDDER

By:	/s/ C. Robert Kidder
Name:	C. Robert Kidder

ALEXANDER T. ROBERTSON

By:	/s/ Alexander T. Robertson
Name:	Alexander T. Robertson

ANNE SHEEHAN

By:	/s/ Anne Sheehan
Name:	Anne Sheehan

KATHRYN A. HALL

By:	/s/ Kathryn A. Hall
Name:	Kathryn A. Hall

[Signature Page to Sponsor Agreement]